                                                                       Exhibit 3



                                SERVICE AGREEMENT

         This Agreement is entered into as of the 1st day of October, 2001, by and between American Express Financial Advisors Inc. ("AEFA") and GMO Trust, on behalf of each fund listed on Schedule A, severally and not jointly ("Company").

         WHEREAS, the Company is an open-end investment company registered under the Investment Company Act of 1940 (the "1940 Act") and is comprised of various individual series, including those identified in Schedule A (collectively referred to as the "Funds");

         WHEREAS, AEFA, either directly or through one or more of its affiliates, provides administrative and recordkeeping services for certain qualified and nonqualified plans (the "Plans");

         WHEREAS, the Plans desire to invest in one or more of the Funds on behalf of Plan participants (the "Participants");

         WHEREAS, AEFA and the Company desire to facilitate the purchase and redemption of shares of the Funds on behalf of the Plans and the Participants through one or more accounts (as determined by AEFA) in the Funds (individually an "Account" and collectively the "Accounts") and the rendering of recordkeeping and shareholder services in connection with investment by the Plans in the Funds, subject to the terms and conditions of this Agreement;

         THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties agree as follows:

1.       Services Provided by AEFA

         (a) AEFA, either directly or through one or more of its affiliates, shall provide shareholder recordkeeping and administrative services for the Participants having an interest in shares of the Funds purchased by the Plans for which AEFA or such affiliates provide recordkeeping services.

         (b) The services to be provided by AEFA include: (i) answering routine inquiries from authorized representatives of the Plans ("Plan Representatives") or Participants and providing them with information concerning investment options in shares of the Fund ("Shares"); (ii) assisting in the establishment and maintenance of Accounts in the Funds; (iii) making the Funds' investment plans and dividend payment options available; (iv) assisting in aggregating and processing purchase and redemption transactions; (v) forwarding prospectuses and reports to the Plans upon request; (vi) assisting in changing Account designations and addresses; (vii) providing such other information and customer liaison services and the maintenance of Accounts or other similar services as the Company or the Funds may reasonably request and to which the parties may agree from time to time to the extent permitted by applicable statute, rule or regulation.

         (c) AEFA shall act as agent for the Company for the limited purpose of receiving and transmitting instructions for the purchase or redemption of Shares as described herein. The parties hereto agree that the services provided by AEFA pursuant to this Agreement are not investment advisory or distribution-related services. A Fund may form a part of an investment vehicle offered under a Plan, and purchases and redemptions of Shares of the Fund will reflect (i) Plans' and Participants' investments in the investment vehicle holding shares of a Fund; and (ii) any adjustments necessary to meet established allocation percentage guidelines of the investment vehicle.

2.       Information Provided by the Company

         (a) The Company agrees to provide to AEFA or its designee on each business day that the New York Stock Exchange ("NYSE") is open for business ("Business Day") with (i) net asset value information as determined at or about the close of trading (currently 3:00 p.m. Central Time) on the NYSE or at such other time at which the Fund's net asset value is calculated as specified in each Fund's current prospectus ("Close of Trading"); (ii) dividend and capital gains information as it becomes available; (iii) in the case of income Funds, the daily accrual for interest rate factor (mil rate); and (iv) any other information that AEFA or its designee needs to perform its duties described in Section 1. The Company will provide net asset value information, and income accrual, dividend payment and capital gains information to AEFA or its designee by 6:00 p.m. Central Time on each Business Day.

         (b) The Company will provide AEFA or its designee (i) a confirmation with respect to each instruction no later than the start of trading of the NYSE on the Business Day following the date on which the instruction is deemed to be received by the Company; (ii) share positions for each Fund on each Business Day; (iii) quarterly statements detailing activity in each Account within fifteen Business Days after the end of each quarter; and (iv) such other reports as may be reasonably requested by AEFA or its designee.

3.       Instructions and Settlement

         (a) The parties agree that instructions to purchase and redeem Shares by the Plan shall be effected as provided in this section. AEFA or its designee shall transmit to the Company instructions to purchase or redeem Shares of the Funds for Accounts that have been or will be opened with the Fund for the Plans.

         (b) Purchases and redemptions for the Plans shall be made at the net asset value determined as of the Close of Trading on the Business Day that an instruction to purchase or redeem Shares is received by AEFA or its designee, provided that (i) AEFA or its designee receives instructions from Participants or Plan representatives prior to the Close of Trading on that Business Day; and (ii) AEFA or its designee uses its best efforts to transmit to the Company by 7:30 a.m. Central Time on the next following Business Day. If AEFA experiences systems problems or other errors, it may use its best efforts to deliver an additional instruction to the Company via facsimile by 7:30 a.m. on the next following Business Day, and purchases or redemptions made pursuant to such additional instruction shall also be made at the net asset value determined as of the Close of Trading on the Business Day that an instruction is received by AEFA. Instructions received by AEFA or its designee from Participants or Plan representatives after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day.

         (c) AEFA agrees that payment for net purchases of Shares attributable to all instructions executed for the Accounts on a given Business Day will be wired by AEFA or its designee no later than 2:00 p.m. Central Time on the next Business Day to a custodial account designated by the Company. The Company agrees that payment for redemptions of Shares attributable to all instructions executed for the Accounts on a given Business Day will be wired by the Company on the next Business Day no later than 2:00 p.m. Central Time to an account designated by AEFA.

         (d) On any given Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for settlement of trades. Trades will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. The original trade date will apply.

         (e) Unless otherwise instructed by AEFA based upon instructions provided by Plan representatives, dividends and capital gains distributions from any Fund will be automatically reinvested in additional shares of such Fund.

         (f) The parties anticipate trading via the National Securities Clearing Corporation's ("NSCC") Fund/SERV system and agree that upon three days notice by AEFA to the Company after the parties or their NSCC member affiliates have completed system testing and execute the Trust Fund/SERV Agreement, orders shall be transmitted via Fund/SERV in accordance with the procedures described in such Trust Fund/SERV Agreement.

4.       Process for Correcting Errors

         The Company shall be responsible for making the Plan whole, including at the Participant level, in the event of an error or delay in the calculation of any of the information provided by the Company pursuant to Section 2 and for all reasonable costs incurred by AEFA in correcting the error. If a Plan or Participant receives an amount greater than the amount it should have received as a result of any error, the parties agree to evaluate the situation on a case-by case basis, with the goal of pursuing an appropriate course of action. AEFA shall not be responsible for recovering any gain received by a Plan or a Participant as a result of any error.

5.       Fees

         The Company agrees to pay a fee for the services provided pursuant to this Agreement as set forth in Schedule B.

6.       Maintenance of Records

         AEFA shall provide copies of all records it maintains relating to the Accounts as may reasonably be requested by the Company or its representatives to comply with any request of a governmental body or self-regulatory organization. Upon the request of AEFA, the Company shall provide copies of all records relating to the Accounts, as may reasonably be requested by its representatives to enable it to comply with any request of a governmental body or self-regulatory organization.

7.       Representations and Warranties

         (a)      The Company hereby represents and warrants:

                  (i) It has the power and the authority to enter into and perform all of its duties and obligations under this Agreement;

                  (ii) This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

                  (iii) Except for those described herein, no consent or authorization of, filing with or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

                  (iv) The execution, performance and delivery of this Agreement by the Company will not result in its violating, breaching or otherwise impairing any judgment, order or contractual obligation to which it is subject;

                  (v) The Funds are a series of investment companies registered under the 1940 Act and Shares sold by the Funds are, and will be, registered under the Securities Act of 1933 ("1933 Act");

                  (vi) Shares of the Funds are properly registered in all fifty states, or if registration is not required, all regulatory requirements of each state necessary to permit Shares to be sold in accordance with the terms of this Agreement have been satisfied. The Company agrees to notify AEFA immediately if there is any change in the registration or qualification for sale of any Shares in a particular state; and

                  (vii) The Funds are registered so that it is lawful for the Plans to purchase Shares on behalf of Participants in Puerto Rico, or if registration is not required, all regulatory requirements to permit such sales have been met, and that a Plan whose Participants are Puerto Rican citizens ("Puerto Rican Plan") shall be deemed "qualified" for the purposes of any investment thresholds or limitations in the prospectuses of the Fund.

                  (viii) Instructions may be placed on each and every Business Day, without regard to the market value of the transaction.

       (b)    AEFA hereby represents and warrants to the Company:

                  (i) It has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

                  (ii) This Agreement constitutes its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

                  (iii) No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

                  (iv) Its execution, performance and delivery of this Agreement will not result in its violating, breaching or otherwise impairing any judgment, order or contractual obligation to which it is subject.

8.       Compliance with Laws

         At all times, the parties shall comply with all federal and state securities laws and regulations, including, but not limited to, the 1940 Act, the 1933 Act and the 1934 Act (all as amended).

9.       Compliance with Prospectus

         (a) The Company acknowledges and agrees that neither AEFA nor any of its affiliates or designees is responsible for any information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by the Company which relates to any Fund.

         (b) The Company shall be responsible for the content of each Fund's prospectus. Where AEFA identifies an ambiguity in the content of a prospectus relating to its ability to process orders on behalf of Plans and Participants pursuant to this Agreement, it may request clarification from the Company at any time; the Company shall respond to such request within three Business Days.

         (c) All parties acknowledge that AEFA is servicing both qualified and nonqualified plans. The Company represents and warrants that investments by these Plans shall be eligible under the prospectus for the treatment described in this Agreement.

10.      Provision of Materials

         The Company shall be responsible for providing AEFA or its designee with current prospectuses, reports, and performance information regarding the Funds and such other information regarding the Funds as AEFA may reasonably request. A request by AEFA shall be deemed reasonable to the extent it reflects a sufficient quantity to meet anticipated requests for dissemination at the Participant level and such other appropriate commercial or legal standards. The Company shall provide AEFA with performance regarding the Funds as of the prior month-end on or before the third business day of each month. To facilitate AEFA's performance of proxy-related services in those instances where it or an affiliate performs such services pursuant to a separate agreement regarding a Plan, the Company agrees to notify AEFA of any proxy no less than 60 days before voting is to take place and to timely provide AEFA with materials in sufficient quantity to enable it to perform such services.

11.      Use of Names/Representatives

         (a) AEFA will not make any representations concerning the Company or any of its Funds, except those consistent with the then current prospectus or statement of additional information of the Fund, in current sales literature furnished by the Company or the Fund to AEFA, and in any current literature created by AEFA and submitted to and approved by the Company. To the extent that the Company has approved a representation about the Funds in literature prepared by AEFA, the Company is responsible for the accuracy of the information contained in such representation.

         (b) Neither the Company nor any of the Funds shall allow their employees or agents to use the name or logo of AEFA or any affiliate of AEFA, or any products or services sponsored or offered by AEFA or any of its affiliates, for advertising, trade or other commercial or non-commercial purposes without the prior written consent of AEFA.

12.      Publicity

         AEFA is authorized to discuss the terms of this Agreement with current and potential clients and to publicize the Funds and the existence of this Agreement in literature or communications (including electronic communication via the internet) disseminated by AEFA.

13.      Confidentiality; Security

         All parties agree to keep confidential all proprietary data, software, processes, information and documentation provided by the other parties (including information regarding the Plans and Participants) ("Proprietary Information"), unless the party providing such information consents in writing to the disclosure of Proprietary Information or the disclosure of the Proprietary Information is required by a governmental body or self-regulatory organization and, if the information concerns a qualified plan, the plan's sponsor also consents in writing to the disclosure. This section shall survive termination of the Agreement.

14.      Non exclusivity

         Each party acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non exclusive and that each of them is free to enter into similar arrangements with other entities.

15.      Indemnification

         (a) The Company agrees to indemnify AEFA and each of its respective directors, officers, employees, agents, affiliates and delegates and hold each of them harmless from and against any and all losses, damages, claims, demands, liabilities and expenses (including reasonable attorneys' fees) imposed on or incurred by any of them resulting from or relating to (i) any untrue statement or alleged untrue statement of material fact contained in the Registration Statement or prospectus or sales literature of the Funds or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) the Company's performance or non-performance of its duties and obligations; or (iii) the Company's material breach of any representation or warranty to AEFA under this Agreement.

         (b) AEFA agrees to indemnify the Company and each of its respective trustees, officers, employees, agents and affiliates and hold each of them harmless from and against any and all direct losses, damages, claims, demands, liabilities and expenses (including reasonable attorneys' fees) imposed on or incurred by any of them resulting from or relating directly to AEFA's performance or non-performance of its duties and obligations or material breach of any representation or warranty to the Company under this Agreement.

         (c) The indemnification provided in paragraphs (a) and (b) of this section shall not be valid to the extent such loss, damage, claim, demand, liability or expense is due to the negligence or willful misconduct of the party to whom the indemnification would otherwise be provided.

         (d) In order for the indemnification provisions contained in paragraphs (a) and (b) of this section to apply, as soon as a claim for which a party may be required to indemnify another party is asserted, the party seeking indemnification will promptly notify the other party of the assertion, and will keep the other party advised with respect to all developments concerning the claim. The party who may be required to indemnify will have the option to participate with the party seeking indemnification in the defense of the claim or defend against the claim in its own name or in the name of the other party. The party seeking indemnification will in no case confess any claim or make any compromise in any case which the other party may be required to indemnify except with the other party's consent, which may not be withheld unreasonably. This section shall survive termination of this Agreement.

16.      Notices

         Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other party at the following address.

                All communications to the Company should be sent to:

                           Grantham, Mayo, Van Otterloo & Co. LLC
                           40 Rowes Wharf
                           Boston, MA  02110
                           Attn: Stephanie Krupysheva


                All communications to AEFA should be sent to:

                           American Express Financial Advisors Inc.
                           200 AXP Financial Center
                           Minneapolis, MN  55474
                           Attn: Counsel

17.      Assignment and Delegation

         The Agreement may not be assigned by any party without the prior written consent of the other parties, except that AEFA may assign the Agreement to any entity controlling, controlled by or under common control with AEFA without the consent of the Company; and to the extent not otherwise specifically authorized herein, AEFA may delegate any of its responsibilities under this Agreement to an entity controlling, controlled by or under common control with AEFA without the consent of the Company.

18.      Termination

         (a) The Agreement may be terminated by a party at any time without penalty upon at least 30 days' prior written notice to the other parties.

         (b) A party may terminate the Agreement at any time without penalty for cause upon written notice to the other parties, effective upon the date of receipt of notice. Cause for such termination may include a material violation of the Agreement that is not cured within 30 days after notice; commencement of bankruptcy, liquidation, or similar proceedings respecting the other party; the violation of any law, rule, or regulation by the other party or the institution of formal proceedings against the other party by the National Association of Securities Dealers, Inc., the Securities and Exchange Commission, the Department of Labor, the Internal Revenue Service, or any other governmental or regulatory body, provided that the terminating party has a reasonable belief that the violation of such law, rule or regulation or the institution of formal proceedings will have a material adverse impact on the terminating party or a material adverse impact on the ability of the party subject to the proceeding to meet its obligations under this Agreement. Failure to terminate for any cause shall not constitute a waiver of a party's right to terminate at a later date for any such cause.

         (c) At the election of AEFA, the Company shall remain obligated to pay the fee as to each Share that was considered in the calculation of the fees as of the date of termination for so long as such shares are held by the Accounts and AEFA continues to provide services to the Accounts.

19.      Modification

         This Agreement shall not be modified or amended except by an instrument in writing signed by all parties, provided, however, that Company may amend this Agreement unilaterally to add additional funds to Schedule A at the appropriate fee factor based on the type of fund. The new or amended Schedule A will be effective upon receipt by AEFA but will not be required to be signed by AEFA. It is understood and agreed that the intent of this provision is to avoid the inadvertent omission of funds from Schedule A, where AEFA has agreed to provide services to Plans seeking to invest in the funds.

20.      Complete Agreement

         This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

21.      Governing Law

         This Agreement and all the rights and obligations of the parties shall be governed and construed in accordance with the laws of the state of Minnesota, without giving effect to principles of conflicts of laws.

22.      Headings

         The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision thereof.

         IN WITNESS WHEREOF the undersigned have executed this Agreement by their duly authorized officers as of this 1st day of October, 2001.


                                 AMERICAN EXPRESS FINANCIAL ADVISORS INC.

                                 By:____________________________________________

                                 Print Name:____________________________________

                                 Title:_________________________________________



                                 GMO TRUST, ON BEHALF OF EACH FUND LISTED ON

                                 SCHEDULE A, SEVERALLY AND NOT JOINTLY

                                 By:____________________________________________

                                 Print Name:  Elaine M. Hartnett

                                 Title:  Vice President



GMO Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust of GMO Trust is on file with the Secretary of The Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each Fund are not binding upon any of the Trustees or shareholders individually or any other series of the Trust, but are binding only upon the assets and property of the Fund.

SCHEDULE A

                                      FUNDS

       FUND NAME                     CUSIP               TICKER
       ---------                     -----               ------
GMO VALUE FUND (CLASS M)           362008542               N/A

                                   SCHEDULE B


Capitalized terms used in this Schedule have the meanings given them in the agreement to which this Exhibit is attached (the "Agreement").

Company shall pay to AEFA, for each Fund, a fee, computed daily and paid quarterly in arrears, equal to the percentage specified below applied to the average daily value of the total number of Shares of such Fund held in accounts at AEFA. Company shall pay AEFA such fee within 30 days after the end of each quarter. For purposes of this Schedule, the average daily value of the Shares of each Fund will be based on the net asset value reported by the Company to AEFA. For the services discussed in the Service Agreement, AEFA shall receive a fee based on the percentage per annum applied to the average daily value of the Shares of the Funds held in AEFA Plan accounts of .35% of the Funds' assets.